EXHIBIT 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Original Issue Date: [________________________]
Original Conversion Price (subject to adjustment herein): $1.50

$_______________

10% SENIOR SECURED CONVERTIBLE DEBENTURE

          THIS 10% SENIOR SECURED CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued 10% Senior Secured Convertible Debentures of Rodman & Renshaw Capital Group, Inc., a Delaware corporation, (the “Company”), having its principal place of business at 1251 Avenue of the Americas, New York, NY 10020, designated as its 10% Senior Secured Convertible Debentures (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).

          FOR VALUE RECEIVED, the Company promises to pay to the order of ________________________ or its registered assigns (the “Holder”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms of this Debenture) and to pay interest on any outstanding Principal (as defined below) at the applicable Interest Rate (as defined below) from the date set out above as the Original Issue Date until the same becomes due and payable, whether upon any Interest Payment Date (including, without limitation, the Maturity Date and each Conversion Date (as defined below) or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Debenture is subject to the following additional provisions:

          Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(d).

          “Bankruptcy Event” means any of the following events: (a) the Company, any Significant Subsidiary thereof or any Guarantor (as defined in the Security Agreement (as defined below)) commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, any Significant Subsidiary thereof or any Guarantor, (b) there is commenced against the Company, any Significant Subsidiary thereof or any Guarantor any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company, any Significant Subsidiary thereof or any Guarantor is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company, any Significant Subsidiary thereof or any Guarantor suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company, any Significant Subsidiary thereof or any Guarantor makes a general assignment for the benefit of creditors, (f) the Company, any Significant Subsidiary thereof or any Guarantor calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company, any Significant Subsidiary thereof or any Guarantor, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Bloomberg” means Bloomberg, L.P.

          “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 4(c)(v).

          “Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price then the last bid price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

          “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Conversion Date” shall have the meaning set forth in Section 4(a).

          “Conversion Date Market Price” means, as of the applicable Conversion Date, the greater of (i) the Closing Bid Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date and (ii) the VWAP of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date (in each case, as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction occurring on such Trading Day).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

“Debenture Register” shall have the meaning set forth in Section 2(b).

“Effectiveness Period” shall have the meaning set forth in the Registration Rights Agreement.

“Event of Default” shall have the meaning set forth in Section 8(a).

          “Fundamental Transaction” means that (i) the Company or any of its Significant Subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not the Company or any of its Significant Subsidiaries is the surviving corporation) any other Person, or (ii) the Company or any of its Significant Subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (iii) the Company or any of its Significant Subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) the Company or any of its Significant Subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (v) the Company shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

          “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money in excess of $50,000 individually or $250,000 in the aggregate at any given time, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Majority in Interest” means, at any time of determination, holders holding not less than 67% of the then-outstanding principal amounts of Debentures at the time of such determination.

“Mandatory Redemption” shall have the meaning set forth in Section 6(a).

“Mandatory Redemption Date” shall have the meaning set forth in Section 6(b).

          “Mandatory Redemption Event” means the receipt, directly or indirectly, by the Company and/or any of its Subsidiaries of any Proceeds arising out of, related to or in connection with (i) the sale or other disposition by Aceras BioMedical LLC of Huxley Pharmaceuticals, Inc. (all such Proceeds so received are referred to herein as “Aceras Proceeds”), (ii) any Subsequent Placement (as defined in the Purchase Agreement) consummated that involves the Company (other than the issuance and sale of the Debentures or the issuance by a Subsidiary or an Affiliate of the Company of its own respective securities (and not involving any securities of the Company, any Common Stock Equivalents (as defined in the Purchase Agreement), any guaranty by the Company of any securities or any Indebtedness or other obligations or any payment of any amount by the Company in connection with such issuance by such Subsidiary or Affiliate of the Company (as the case may be)) (each a “Subsequent Placement Event” and all such Proceeds so received with respect to each such Subsequent Placement Event are referred to herein as “Subsequent Placement Proceeds”) or (iii) any sale or other disposition of any warrant received as compensation for investment banking services by Rodman & Renshaw, LLC (“RR”), any sale or other disposition of any common stock or other equity interests acquired upon exercise of any such warrant or any other amounts received under or in connection with any such warrants (each a “Warrant Event” and all such Proceeds so received with respect to each such Warrant Event are referred to herein as “Warrant Proceeds”) (it being understood and agreed that to the extent that RR would violate Rule 15c3-1 promulgated by the Commission under the Exchange Act (“net capital requirement”) by dividending or otherwise distributing to the Company any portion of any amount which would otherwise constitute Warrant Proceeds, then only such portion of such amount shall not constitute Warrant Proceeds until such time as such portion of such amount (or any portion thereof) may be so dividended or otherwise distributed by RR to the Company without so violating such rule at which point such portion (or such portion thereof) shall become Warrant Proceeds).

“Mandatory Redemption Notice” shall have the meaning set forth in Section 6(b).

“Mandatory Redemption Notice Date” shall have the meaning set forth in Section 6(b).

          “Maturity Date” shall mean the earliest to occur of (x) October 31, 2013, (y) the date on which neither Edward Rubin nor Michael Vasinkevich are members of the board of directors of the Company or (z) the date on which either Edward Rubin or Michael Vasinkevich cease to devote substantially all of his business time and attention to the principal business affairs of the Company and its Subsidiaries, taken as a whole.

“New York Courts” shall have the meaning set forth in Section 9(d).

          “Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

          “Permitted Indebtedness” means (a) the Indebtedness evidenced by the Debentures, (b) the Indebtedness existing on the Original Issue Date that is set forth in the SEC Reports, (c) lease obligations and purchase money Indebtedness of up to $5,000,000, in the aggregate, incurred solely in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (d) Indebtedness that (i) is expressly subordinate to the Debentures pursuant to a written subordination agreement with the Holder that is reasonably acceptable to each holder of Debentures and (ii) matures at a date later than the 91st day following the Maturity Date, (e) Indebtedness incurred in connection with an issuance or issuances contemplated by clause (d) under the definition of Exempt Issuance (as defined in the Purchase Agreement), (f) short-term subordinated Indebtedness of RR incurred solely for the purpose of increasing regulatory net capital to effect an underwritten transaction and (g) Indebtedness incurred in connection with the execution of short sales.

          “Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a) and (b) thereunder and (d) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, provided that such Liens are not secured by assets of the Company or any of its Subsidiaries other than the assets so acquired or leased.

          “Pre-Payment Amount” means, with respect to the applicable date of determination, an amount equal to 50% of the interest that, but for either (as the case may be) (i) the applicable Company Redemption pursuant to Section 2(d) or (ii) the applicable Mandatory Redemption pursuant to Section 6, would have accrued with respect to the applicable principal amount of this Debenture being redeemed at the Interest Rate for the period from the applicable Redemption Date or the applicable Mandatory Redemption Date (as the case may be) through October 31, 2013.

“Principal Market” means the Nasdaq Global Market.

“Proceeds” means all consideration (including, without limitation, cash, cash equivalents and publicly-traded securities).

          “Purchase Agreement” means the Securities Purchase Agreement, dated as of October 31, 2011, among the Company and the original holders of Debentures, as amended, modified or supplemented from time to time in accordance with its terms.

          “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Company and the original holders of Debentures, as amended, modified or supplemented from time to time in accordance with its terms.

          “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of all the Conversion Shares and all the Warrant Shares by each Holder as provided for in the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Significant Subsidiary” shall have the meaning ascribed to such term in Rule 1-02(w) of Regulation S-X under the Securities Act.

          “Subsidiaries” means, collectively, (i) any Person in which the Company on the Original Issue Date, directly or indirectly, (A) owns 50% or more of any of the outstanding capital stock or holds 50% or more of any equity or similar interest of such Person or (B) controls or operates all or any part of the business, operations or administration of such Person and (ii) as of any date of determination, any Person in which the Company after the Original Issue Date, directly or indirectly, (Y) owns or acquires 50% or more of any of the outstanding capital stock or holds 50% or more of any equity or similar interest of such Person or (Z) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing are referred to herein individually as a “Subsidiary.” Notwithstanding anything herein to the contrary, “Subsidiary” shall not include Aceras BioMedical LLC.

“Successor Entity” shall have the meaning set forth in Section 5(d).

          “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

          “Trading Market” means the NYSE AMEX, the Nasdaq Capital Market, the Principal Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

          “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

Section 2. Interest; Late Fees and Prepayment.

          a) Payment of Interest. The Company shall pay interest to the Holder on the aggregate outstanding principal amount of this Debenture at the rate of 10% per annum (the “Interest Rate”), payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2012, on each Conversion Date (but only as to that principal amount then being converted) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash.

          b) Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods and shall commence accruing daily on the Original Issue Date on the principal amount outstanding from time to time. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).

          c) Late Fee. Any amount of principal or any other amount to be paid hereunder which is not paid when due shall entail a late fee at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such amount was due hereunder through and including the date of actual payment in full of such amount.

d) Company Early Redemption Right.

          i. Right to Cause Early Redemption. At any time while the Registration Statement is effective (and the prospectus contained therein is available for use) or all of the Conversion Shares under all Debentures are eligible for resale under Rule 144 (without volume limitations or manner of sale restriction), the Company shall have the right to redeem all or any portion of the then-remaining principal amount outstanding under this Debenture on the applicable Redemption Date (as defined below) (each a “Company Redemption”).

          ii. Mechanics of Company Redemption. The Company may exercise its right to require redemption under this Section 2(d) by delivering a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Debentures (each a “Redemption Notice” and the date all of the holders of Debentures received such notice is referred to as the applicable “Redemption Notice Date”). The applicable Redemption Notice shall (x) state the date on which the applicable Company Redemption shall occur (the “Redemption Date”), which date shall not be less than ten (10) Business Days nor more than sixty (60) Business Days following the applicable Redemption Notice Date, (y) state the principal amount to be paid on the applicable Redemption Date (such stated principal amount is referred to herein as the “Stated Principal”) and (z) contain a certification from the Chief Executive Officer of the Company that the Company has simultaneously taken the same action with respect to all of the Debentures. Each Redemption Notice shall be irrevocable.

          iii. Right to Cause Redemption. The amount to be paid to the Holder in respect of this Debenture on the applicable Redemption Date shall be determined as of the applicable Redemption Date and shall be an amount in cash equal to the sum of (i) the applicable Stated Principal, (ii) all accrued and unpaid interest on such Stated Principal, (iii) all other amounts due under this Debenture with respect to the Stated Principal, (iv) all accrued and unpaid Late Fees due under this Debenture and (v) the applicable Pre-Payment Amount (the “Redemption Price”). On the applicable Redemption Date, the Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds. Notwithstanding anything to the contrary in this Section 2(d), but subject to Section 4(d) and the last sentence of this Section 2(d)(iii), until the applicable Redemption Price (together with any Late Fees thereon) is paid in full, all or any portion of the principal amount of this Debenture may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 4, and all such principal amounts so converted shall reduce the applicable Stated Principal required to be redeemed on the applicable Redemption Date unless otherwise indicated by the Holder. In the event of the Company’s redemption of any portion of this Debenture under this Section 2(d), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 2(d) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay to the Holder the applicable Redemption Price in full on the applicable Redemption Date, then, in addition to all other rights and remedies available to the Holder, the Company shall pay to the Holder Late Fees in respect of the applicable Redemption Price until paid in full. Notwithstanding anything contained in this Section 2(d) to the contrary, if the Registration Statement ceases to be effective (or the prospectus contained therein ceases to be available for use) or any of the Conversion Shares under any of the Debentures are not eligible for resale under Rule 144 (without volume limitations or manner of sale restriction) on any day during the period commencing on the applicable Redemption Notice Date and ending on the date on which the applicable Redemption Price is paid in full in cash to the Holder, then the applicable Redemption Notice delivered to the Holder shall be null and void ab initio and the Company Redemption contemplated by such Redemption Notice shall not occur without the prior written consent of the Holder.

          iv. Pro Rata Redemption Right. If the Company elects to cause a Company Redemption pursuant to this Section 2(d), then it must simultaneously cause a Company Redemption (as defined in the other Debentures) to occur under each of the other Debentures in the same proportion as the applicable Stated Principal bears to the outstanding principal amount of this Debenture on the Redemption Notice Date.

Section 3. Registration of Transfers and Exchanges.

          a) Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

          b) Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

          c) Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Conversion.

          a) Voluntary Conversion Right. At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, into validly issued, fully paid and non-assessable shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d) hereof). To convert any all or any portion of the principal amount of this Debenture on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of a fully-completed and executed notice of conversion in the form attached hereto as Annex A (the “Conversion Notice”) to the Company. The Holder shall not be required to physically surrender this Debenture to the Company to effect any conversion hereunder. Following conversion of the entire principal amount of this Debenture and the payment to the Holder by the Company of all accrued and unpaid interest thereon and all other amounts due hereunder, the Holder shall surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Debenture in the case of its loss, theft or destruction as contemplated by Section 9(c) hereof). Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the principal amount actually converted in the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $1.50, subject to adjustment herein (the “Conversion Price”).

c) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined as set forth in this Section 4(c)(i).

          1) Non-Election of Net Settlement. If by 9:15 a.m. (New York time) on the first (1st) Trading Day immediately following the applicable Conversion Date the Company has either (i) delivered (via facsimile or e-mail) a written notice stating that the number of Conversion Shares with respect to the Conversion Notice delivered on such Conversion Date will be determined pursuant to this Section 4(c)(i)(1) or (ii) failed to deliver either the written notice described in the immediately preceding clause (i) or the written notice described in Section 4(c)(i)(2) below, then the number of Conversion Shares issuable with respect to such Conversion Notice shall be equal to the quotient (x) the principal amount of this Debenture specified in such Conversion Notice to be converted divided by (y) the Conversion Price in effect on such Conversion Date.

          2) Election of Net Settlement. If by 9:15 a.m. (New York time) on the first (1st) Trading Day immediately following the applicable Conversion Date the Company has delivered (via facsimile or e-mail) a written notice stating that the number of Conversion Shares with respect to the Conversion Notice delivered on such Conversion Date will be determined pursuant to this Section 4(c)(i)(2), then, in lieu of delivering the number of Conversion Shares specified in such Conversion Notice, the Company shall deliver to the Holder all the following:

(A) an amount equal to the principal amount specified in such Conversion Notice to be converted;

(B) all accrued and unpaid interest on such principal amount through such Conversion Date;

(C) all other amounts due under this Debenture with respect to such principal amount;

(D) all accrued and unpaid Late Fees under this Debenture through such Conversion Date; and

(E) if the applicable Conversion Date Market Price is greater than the Conversion Price in effect on such Conversion Date, a number of Conversion Shares equal to:

[(P/CP)*(CMP-CP)]/CMP where:

P = the principal amount of specified in the applicable Conversion Notice.

CP = the Conversion Price in effect on the applicable Conversion Date.

CMP = applicable Conversion Date Market Price.

          ii. Delivery of Conversion Shares Upon Conversion and Payment of Required Payments. On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a copy of such Conversion Notice to the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (1) (A) provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program and the applicable Conversion Date is on or after the earlier to occur of (x) six month anniversary of the Original Issue Date and (y) the Effective Date, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if the applicable Conversion Date is prior to the six month anniversary of the Original Issue Date or the Effective Date, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled (and if required by the terms of the Purchase Agreement, such certificate will contained the legend set forth in the Purchase Agreement), (2) if Section 4(c)(i)(1) is applicable to such conversion, pay to the Holder in cash an amount equal to the accrued and unpaid interest on the principal amount specified in the applicable Conversion Notice up to and including the applicable Conversion Date by wire transfer of immediately available funds and (3) if Section 4(c)(i)(2) is applicable to such conversion, pay to the Holder in cash the amounts required to be paid to the Holder pursuant to Section 4(c)(i)(2) by wire transfer of immediately available funds.

          iii. Failure to Deliver Certificates or Pay Required Amount. If, in the case of any Conversion Notice, the Company fails for any reason to deliver to the Holder by the Share Delivery Date (x) the certificate or certificates required to be delivered pursuant to Section 4(d)(ii) or to credit the Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder pursuant to Section 4(d)(ii) (as the case may be), then in addition to all other remedies available to the Holder or (y) any of the amounts required to be paid to the Holder pursuant to Section 4(d)(ii), the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of all the deliveries any payments required by Section 4(d)(ii), to rescind such Conversion Notice, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company (a) any certificates so issued or any shares of Common Stock so credited to such Holder and (b) any amounts so paid pursuant to the Holder pursuant to Section 4(d)(ii), in each case, with respect to such rescinded Conversion Notice.

          iv. Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained. In the absence of such injunction, the Company shall issue Conversion Shares upon receipt of a Conversion Notice.

Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

          v. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder by the Share Delivery Date the certificate or certificates required to be delivered pursuant to Section or to credit the Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be), and if on or after the Share Delivery Date, the Holder (or any other Person in respect, or on behalf, of the Holder) is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, (a “Buy-In”) the Company shall, within three (3) Business Days after receipt of the Holder’s written request and in the Holder’s discretion, promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Holder’s total purchase price (including brokerage commissions (if any) and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) over the product of (A) such number of shares of Common Stock multiplied by (B) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions). The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Debenture as required pursuant to the terms hereof.

          vi. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Debenture as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the other Debentures), not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding principal amount of this Debenture (disregarding any limitations on conversion set forth in Section 4(d)). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

          vii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Debenture. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall round up to the next whole share.

          viii. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Conversion Notice.

          d) Holder’s Conversion Limitations. Notwithstanding anything to the contrary contained in this Debenture, this Debenture shall not be convertible by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 4.9% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Debenture shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert this Debenture pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Debenture or securities issued pursuant to the Purchase Agreement.

          e) Principal Market Regulation. The Company shall not issue any shares of Common Stock upon conversion of this Debenture if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise (as the case may be) of the Debentures and the Series B Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder. Until such approval or such written opinion is obtained, no Purchaser (as defined in the Purchase Agreement) shall be issued in the aggregate, upon exercise or conversion (as the case may be) of any Series B Warrants or any of the Debentures, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap multiplied by (ii) the quotient of (1) the original principal amount of Debentures issued to the Holder pursuant to the Purchase Agreement on the Original Issue Date divided by (2) the aggregate original principal amount of all Debentures issued to all the Purchasers pursuant to the Purchase Agreement on the Original Issue Date (with respect to each Purchaser, the “Exchange Cap Allocation”). Each Purchaser’s Exchange Cap Allocation shall be allocated by such Purchaser among the Debentures and Series B Warrants held by such Purchaser. Upon exercise and conversion in full of a Purchaser’s Series B Warrants and Debentures, the difference (if any) between such Purchaser’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Purchaser upon such Purchaser’s exercise in full of such Purchaser’s Series B Warrants and such Purchaser’s conversion in full of such Debentures shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Series B Warrants and Debentures on a pro rata basis in proportion to the shares of Common Stock underlying the Series B Warrants and Debentures then held by each such Purchaser.

Section 5. Certain Adjustments.

          a) Stock Dividends and Stock Splits. If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then, in each case, the Conversion Price then in effect shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

          b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without taking into account any limitations or restrictions on the convertibility of this Debenture) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, provided further, such Purchase Right shall be held in abeyance for the benefit of the Holder until such time as the Holder converts this Debenture (whether in whole or in part), and subject to the foregoing proviso, upon each conversion of this Debenture the Company shall distribute such Purchase Right to the Holder with respect to each Conversion Share issuable upon each such conversion (with the number of such Conversion Shares so issuable being determined for purposes of this Section 5(b) as if the number of Conversion Shares issuable upon each such conversion was determined pursuant to Section 4(c)(i)(1) and not Section 4(c)(i)(2)) until such time as this Debenture has been converted in full).

          c) Pro Rata Distributions. In addition to any adjustments pursuant to Section 5(a) above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Debenture, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations on conversion hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, provided further, such Distribution shall be held in abeyance for the benefit of the Holder until such time as the Holder converts this Debenture (whether in whole or in part), and subject to the foregoing proviso, upon each conversion of this Debenture, the Company shall make such Distribution to the Holder with respect to each Conversion Share issuable upon each such conversion (with the number of such Conversion Shares so issuable being determined for purposes of this Section 5(c) as if the number of Conversion Shares issuable upon each such conversion was determined pursuant to Section 4(c)(i)(1) and not Section 4(c)(i)(2)) until such time as this Debenture has been converted in full).

d) Fundamental Transactions.

          i. Assumption. If, at any time while this Debenture is outstanding, a Fundamental Transaction occurs, then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(d) on the conversion of this Debenture), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Debenture is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(d) on the conversion of this Debenture). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Debenture (without regard to any limitations on the conversion of this Debenture) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Debenture immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section 5(d) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Debenture.

          ii. Notice of Fundamental Transaction; Redemption Right. The Company shall, no sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of Fundamental Transaction (but not prior to the public announcement of such Fundamental Transaction) deliver written notice thereof via facsimile and overnight courier to the Holder (a “Fundamental Transaction Notice”). At any time during the period beginning after the Holder’s receipt of a Transaction Notice or the Holder becoming aware of a Fundamental Transaction if a Fundamental Transaction Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on the later of twenty (20) Trading Days after (A) consummation of such Fundamental Transaction or (B) the date of receipt of such Fundamental Transaction Notice, the Holder may require the Company to redeem all or any portion of this Debenture by delivering written notice thereof (“Fundamental Transaction Redemption Notice”) to the Company, which Fundamental Transaction Redemption Notice shall indicate the principal amount the Holder is electing to redeem. The portion of this Debenture subject to redemption pursuant to this Section 5(d)(ii) shall be redeemed by the Company in cash at a price equal to the sum of (I) the principal amount being redeemed, (II) all accrued and unpaid interest on the principal amount being redeemed, (III) all other amounts due under this Debenture with respect to the principal amount being redeemed and (IV) all accrued and unpaid Late Fees due under this Debenture (the “Fundamental Transaction Redemption Price”). The Company shall deliver the applicable Fundamental Transaction Redemption Price to the Holder in cash by wire transfer of immediately available funds concurrently with the consummation of such Fundamental Transaction if the applicable Fundamental Transaction Redemption Notice is sent to the Company prior to the consummation of such Fundamental Transaction and within two (2) Business Days after the Company’s receipt of such notice otherwise. Redemptions required by this Section 5(d)(ii) shall have priority to payments to stockholders in connection with such Fundamental Transaction. To the extent redemptions required by this Section 5(d)(ii) are deemed or determined by a court of competent jurisdiction to be prepayments of this Debenture by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5(d)(ii), but subject to Section 4(d), until the applicable Fundamental Transaction Redemption Price (together with any Late Fees thereon) is paid in full, all or any portion of the principal amount submitted for redemption under this Section 5(d)(ii) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 4, and all such principal amounts so converted shall reduce the applicable principal amount required to be redeemed on the applicable Mandatory Redemption Date unless otherwise indicated by the Holder. In the event of the Company’s redemption of any portion of this Debenture under this Section 5(d)(ii) the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(d)(ii) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the applicable Fundamental Transaction Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Fundamental Transaction Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Debenture representing the principal amount that was submitted for redemption and for which the applicable Fundamental Transaction Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Fundamental Transaction Redemption Notice shall be null and void with respect to such principal amount and (y) the Company shall immediately return this Debenture to the Holder.

          e) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

f) Notice to the Holder.

          i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          ii. Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x)

the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6. Mandatory Redemption.

          a) Occurrence of Mandatory Redemptions. Upon the occurrence of each Mandatory Redemption Event, the Company shall use the following Proceeds with respect to such Mandatory Redemption Event to redeem this Debenture and all other then outstanding Debentures in the manner and in such amounts as are set forth herein and therein (each being a “Mandatory Redemption”) (as applicable), (i) 100% of the Aceras Proceeds, (ii) 33.3% of the applicable Subsequent Placement Proceeds and (iii) 100% of the applicable Warrant Proceeds (less, in the case of this clause (iii), applicable customary selling brokerage commissions and applicable exercise prices paid in cash (if any) in respect of the applicable Warrant Event resulting in the applicable Mandatory Redemption Event) (the “Applicable Net Proceeds”).

          b) Mandatory Notices. With respect to each Mandatory Redemption Event, the Company shall deliver a written notice by confirmed facsimile and overnight courier (with next day delivery specified) to all, but not less than all, of the holders of Debentures (the “Mandatory Redemption Notice” and the date such notice is delivered to all such holders is referred to as the “Mandatory Redemption Notice Date”) (a) stating the date on which the applicable Mandatory Redemption shall occur (the “Mandatory Redemption Date”), which date shall be three (3) Business Days following such Mandatory Redemption Event, (b) stating the amount of Applicable Net Proceeds with respect to such Mandatory Redemption Event and (c) contain a certification from the Chief Executive Officer of the Company that the Company has simultaneously taken the same action with respect to all of the Debentures. The applicable Mandatory Redemption Notice shall be delivered no later than the first (1st) Business Day following such

Mandatory Redemption Event, and the Company shall make a public announcement containing the information set forth in such Mandatory Redemption Notice on or before the applicable Mandatory Redemption Notice Date to the extent that the notice contains any, or constitutes, material, non-public information.

          c) Calculation and Payment of Mandatory Redemption Price. The amount to be paid to the Holder under this Section 6 in respect of this Debenture with respect to each Mandatory Redemption Event shall be calculated on the applicable Mandatory Redemption Date and shall be equal to the sum of (i) such amount of principal under this Debenture, (ii) such amount of accrued and unpaid interest in respect of such principal amount as of the applicable Mandatory Redemption Date, (iii) all other amounts due and payable with respect to such principal amount and interest as of the applicable Mandatory Redemption and (iv) the applicable Pre-Payment Amount in respect of such principal amount, such that after the payment of such sum of (i) though (iv) above to the Holder in respect of such Mandatory Redemption Event and the payment of the applicable Mandatory Redemption Prices (as defined in the other Debentures) under all the other then-outstanding Debentures in respect of such Mandatory Redemption Event, with the payment of such amounts hereunder and thereunder being made pro rata on the basis of then-outstanding principal amounts hereunder and thereunder, all Applicable Net Proceeds shall be utilized in respect of such Mandatory Redemption Event under this Debenture and all other then-outstanding Debentures (it being understood and agreed that for purposes of such calculation any Debentures, including without limitation, this Debenture, as to which a Void Election (as defined herein and in the other Debentures) has been made in respect of such Mandatory Redemption Event shall be treated as if not outstanding for purposes of such calculation) (such amount to be so paid to the Holder as calculated in accordance with the foregoing shall be referred to here the “Mandatory Redemption Price”). The Company shall deliver the applicable Mandatory Redemption Price to the Holder in cash by wire transfer of immediately available funds on the applicable Mandatory Redemption Date, together with a written notice containing the calculation of such Mandatory Redemption Price that specifies each amount under clauses (i) through (iv) above. Upon receipt of the applicable Mandatory Redemption Price by the Holder, such Mandatory Redemption Price shall be applied to the principal, interest and other items set forth in clauses (i) through (iv) above in accordance with such required calculation. To the extent redemptions required by this Section 6 are deemed or determined by a court of competent jurisdiction to be prepayments of this Debenture by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6, but subject to Section 4(d), until the applicable Mandatory Redemption Price (together with any Late Fees thereon) is paid in full, the principal amount subject to redemption under this Section 6 may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 4. In the event of the Company’s redemption of any portion of this Debenture under this Section 6, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 6 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the applicable Mandatory Redemption Price to the Holder on the Mandatory Redemption Date, at any time thereafter and until the Company pays such unpaid Mandatory Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Debenture representing the principal amount subject to redemption and for which the applicable Mandatory Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Mandatory Redemption Notice shall be null and void with respect to the principal amount subject thereto and (y) the Company shall immediately return this Debenture to the Holder. Notwithstanding anything contained in this Section 6 to the contrary, if the Registration Statement ceases to be effective (or the prospectus contained therein ceases to be available for use) or any of the Conversion Shares under any of the Debentures are not eligible for resale under Rule 144 (without volume limitations or manner of sale restriction) on any day during the period commencing on the applicable Mandatory Redemption Notice Date and ending on the date on which the applicable Mandatory Redemption Price is paid in full in cash to the Holder, then the Holder may void the applicable Mandatory Redemption contemplated by such Mandatory Redemption Notice by delivering written notice to the Company thereof prior to the later of the applicable Mandatory Redemption Date and payment in full of the applicable Mandatory Redemption Price (such election by the Holder is referred to herein as a “Void Election”).

          d) Pro Rata Requirement. To the extent the Company effects a Mandatory Redemption under this Debenture, then the Company must simultaneously take the same action with respect to all the other Debentures (other than with respect to those Debentures pursuant to which the Company received a Void Election (as defined in the other Debentures)).

          Section 7. Negative Covenants. As long as any portion of this Debenture remains outstanding, unless a Majority in Interest shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

          a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

          b) enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than Permitted Liens (provided that no Permitted Liens shall be permitted to be entered into, created, incurred, assumed or suffered to exist on any of the Collateral (as defined in the Security Agreement));

c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

          d) other than the repayment of short-term subordinated Indebtedness of RR incurred solely for the purpose of increasing regulatory net capital to effect an underwritten transaction, redeem, defease, repay, repurchase or make any payments in respect of or otherwise acquire, or offer to redeem, defease, repay, repurchase or make any payments in respect of or otherwise acquire, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than (i) the Debentures if on a pro-rata basis and (ii) regularly scheduled principal and interest payments under Indebtedness that is outstanding on the Original Issue Date, provided that such regularly scheduled payments are pursuant to the terms of such Indebtedness that were in effect on the Original Issue Date and such regularly scheduled payments shall not be permitted if, (1) at the time such payment is due or is otherwise made an event constituting an Event of Default has occurred and is continuing or an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing or (2) if after giving effect to such payment, an Event of Default would exist or occur;

          e) declare or pay cash dividends or cash distributions on any equity securities or equity interests of the Company or any Subsidiaries or redeem, repurchase or the like any equity securities or equity interests of the Company or any Subsidiary, provided the following cash dividends, cash distributions and repurchases shall not be prohibited hereunder: (i) cash dividends or cash distributions by a Subsidiary to the Company or another directly or indirectly wholly-owned Subsidiary of the Company, (ii) cash dividends or cash distributions on preferred stock issued by a Subsidiary to one or more Persons who are not Affiliates of the Company or any Subsidiary in an arm’s length transaction or (iii) repurchases of Common Stock by the Company approved by the Board of Directors and in compliance with Rule 10(b)(18);

          f) enter into any transaction with any Affiliate of the Company or such Subsidiary which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company or such Subsidiary, as applicable, (even if less than a quorum otherwise required for board approval);

g) permit any Indebtedness of the Company or any of its Subsidiaries to mature or accelerate prior to the Maturity Date; or

h) enter into any agreement with respect to any of the foregoing.

Section 8. Events of Default.

          a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

          i. any default in the payment of (A) the principal amount of any Debenture or (B) interest and other amounts (other than principal) owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 3 Trading Days;

          ii. the Company or any Guarantor shall materially fail to observe or perform any other covenant or agreement contained in any of the Transaction Documents which failure is not cured, if possible to cure, within 10 Trading Days after such failure occurs;

iii. a material default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents;

          iv. any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v. the occurrence of any Bankruptcy Event;

          vi. a monetary default or acceleration shall occur under any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated which involves an amount or amounts greater than $500,000, individually or in the aggregate;

          vii. the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $500,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

          viii. the Common Stock shall be suspended from trading, or shall not be eligible for listing or quotation for trading, on a Trading Market and shall not resume trading, or be eligible to resume listing or quotation for trading, on a Trading Market within five Trading Days after the occurrence thereof;

ix. the Company does not meet the current public information requirements under Rule 144 in respect of all the Conversion Shares and all the Warrant Shares;

          x. the Security Documents shall for any reason fail or cease to create a valid and perfected (provided, that, for purposes of the Pledged Securities (as defined in the Security Agreement), the filing of a UCC-1 financing statement shall be deemed sufficient for purposes of perfection of the Pledged Securities under this clause (x)) except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral in favor of each of the Secured Parties (as defined in the Security Agreement) and the Agent (as defined in the Security Agreement) and such failure remains uncured for a period of three (3) Business Days;

          xi. any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $500,000, individually or in the aggregate, and such judgment, writ or similar final process shall remain unpaid, unvacated, unbonded or unstayed for a period of 45 calendar days;

          xii. (1) the Company amends, modifies, waives compliance with or terminates, revokes or rescinds in any manner or respect (or takes any action, or permits any action to be taken (whether through the Company’s inaction or otherwise), that has a similar effect to any of the foregoing) any provision of any of the agreements set forth on either Schedule 3.1(p) attached to the Purchase Agreement or (2) any Person that is party to any such agreements breaches, or fails to comply with, in any manner or respect any provision of any such agreements;

xiii. the shares of Common Stock cease to be freely tradable as a result of a Guarantor being a non-wholly owned Subsidiary of the Company; or

xiv. any Event of Default (as defined in the other Debentures) occurs with respect to any of the other Debentures and any such holder accelerates the Company’s obligations thereunder.

          b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Debenture, plus accrued but unpaid interest, and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted under applicable law. Upon the payment in full of this Debenture, the Holder shall promptly surrender this Debenture to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9. Miscellaneous.

          a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be delivered as set forth in the Purchase Agreement. For purposes of the delivery of Conversion Notices, the Company shall provide the Holder with the contact names, numbers and e-mails of the Persons to whom a Conversion Notice must be sent. Such names and numbers shall be provided on the Original Issue Date and any subsequent modification to such list shall be provided to the Holder in writing by the Company by both facsimile and e-mail.

          b) Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

          c) Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

          d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

          e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Holder must be in writing.

          f) Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so)

hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

          i) Secured Obligation. The obligations of the Company under this Debenture are secured by certain specified assets of the Company and certain of its Subsidiaries as set forth in the Security Agreement, dated as of October 31, 2011 between the Company, such Subsidiaries and the Secured Parties, as amended, modified or supplemented from time to time in accordance with its terms (the “Security Agreement”).

          j) Maximum Payments. Nothing contained in this Debenture shall, or shall be deemed to, establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges under this Debenture exceeds the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

          k) Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture. Without limiting the generality of the foregoing, so long as any of the Debentures remain outstanding, the Company shall not increase the par value of any shares of Common Stock receivable upon conversion of this Debenture above the Conversion Price then in effect.

          l) Voting Rights. The Holder shall have no voting rights as the holder of this Debenture, except as required by law (including, without limitation, the Delaware General Corporation Law) and as expressly provided in this Debenture.

          m) Holder Option Redemption Right. The Company shall, no sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the date that the Company, directly or indirectly, declares or makes a Distribution (but not prior to the public announcement of such Distribution) deliver written notice thereof via facsimile and overnight courier to the Holder (a “Distribution Notice”). At any time during the period beginning after the Holder’s receipt of a Distribution Notice and ending five (5) Trading Days after the Holder receives the Distribution Notice, the Holder may require the Company to redeem all or any portion of this Debenture by delivering written notice thereof (“Distribution Redemption Notice”) to the Company, which Distribution Redemption Notice shall indicate the principal portion of this Debenture the Holder is electing to redeem. The portion of this Debenture subject to redemption pursuant to this Section 9(m) shall be redeemed by the Company in cash at a price equal to the sum of (I) the principal amount being redeemed, (II) all accrued and unpaid interest on the principal amount being redeemed, (III) all other amounts due under this Debenture with respect to the principal amount being redeemed and (IV) all accrued and unpaid Late Fees due under this Debenture (the “Distribution Redemption Price”). The Company shall pay the applicable Distribution Redemption Price to the Holder in cash by wire transfer of immediately available funds on or before the date of the Distribution (“Distribution Payment Date”). Redemptions required by this Section 9(m) shall have priority to payments to stockholders in connection with such Distribution. Notwithstanding anything to the contrary in this Section 9(m), but subject to Section 4(d), until the applicable Distribution Redemption Price (together with any Late Fees thereon) is paid in full, all or any portion of the principal amount submitted for redemption under this Section 9(m) may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 4, and all such principal amounts so converted shall reduce the applicable principal amount required to be redeemed on the Distribution Payment Date (unless otherwise indicated by the Holder). In the event of the Company’s redemption of any portion of this Debenture under this Section 9(m) the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 9(m) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay to the Holder the applicable Distribution Redemption Price in full on the applicable Distribution Payment Date, then, in addition to all other rights and remedies available to the Holder, the Company shall pay to the Holder Late Fees in respect of the applicable Distribution Redemption Price until paid in full. Notwithstanding anything contained in this Section 9(m) to the contrary, the Holder shall not be entitled to deliver a Redemption Notice if more than 50% of the original principal amount of this Debenture has been converted by the Holder or redeemed in cash by the Company from sources other than Aceras Proceeds or Warrant Proceeds. It is expressly understood and agreed that for all purposes of all Transaction Documents the debentures issued pursuant to clause (d) of Exempt Issuance (as defined in the Purchase Agreement) (i) shall be deemed to be Debentures and (ii) shall be deemed to have been issued, and shall be deemed to be outstanding, on the Original Issue Date (as defined in the Debentures).

*********************

(Signature Page Follows)

          IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

Rodman & Renshaw Capital Group, Inc.

By:

Name:
Title:

ANNEX A

CONVERSION NOTICE

          The undersigned hereby elects to convert principal under the 10% Senior Secured Convertible Debenture of Rodman & Renshaw Capital Group, Inc. a Delaware corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

          By the delivery of this Conversion Notice the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Debenture, as determined in accordance with Section 13(d) of the Exchange Act.

          NOTICES MUST BE DELIVERED VIA FACSIMILE AND E-MAIL TO THE PERSONS PREVIOUSLY PROVIDED TO THE HOLDER

          The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:
Date to Effect Conversion:

Principal Amount of Debenture to be Converted:

Number of Conversion Shares to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:_______________
Account No:______________

Schedule 1

CONVERSION SCHEDULE

The 10% Senior Secured Convertible Debentures in the aggregate principal amount of $____________ are issued by Rodman & Renshaw Capital Group, Inc. a Delaware corporation. This schedule reflects conversions made under Section 4 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest